Supplement dated June 7, 2007 to Prospectus Supplement dated April 30, 2007 (To Prospectus dated December 13, 2006)

$1,044,164,052 (Approximate; subject to a permitted variance of plus or minus 5%)

Citigroup Mortgage Loan Trust 2007-6
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-6

Citigroup Mortgage Loan Trust Inc.
Depositor

Citigroup Global Markets Realty Corp.
Sponsor

Countrywide Home Loans Servicing LP
Opteum Financial Services, LLC
and Various Other Servicers
Servicers

CitiMortgage, Inc.
Master Servicer and Trust Administrator

Citibank, N.A.
Paying Agent, Certificate Registrar and Authenticating Agent

The following language is inserted after the first paragraph under the section “The Originators — Opteum Financial Services, LLC”:

On May 7, 2007, OFS announced that it entered into a definitive agreement to sell substantially all of the assets related to OFS' retail mortgage origination business. The transaction, which is subject to certain closing conditions, is scheduled to be completed during the second quarter of 2007. Upon closing of the transaction, OFS will effectively be out of the mortgage origination business entirely.

The first paragraph under the section “Legal Investment” is replaced in its entirety with the following:

The Senior Certificates (other than the Residual Certificates), the Class 1-B1 Certificates and the Class 2-B1 Certificates will constitute “mortgage related securities” for purposes of SMMEA for so long as they are rated not lower than the second highest rating category by a rating agency, as defined in the prospectus, and, therefore, will be legal investments for those entities to the extent provided in SMMEA. SMMEA, however, provides for state limitation on the authority of entities to invest in “mortgage related securities” provided that the restrictive legislation was enacted prior to October 3, 1991. There are ten states that have enacted legislation which overrides the preemption provisions of SMMEA. The Offered Subordinate Certificates (other than the Class 1-B1 Certificates and the Class 2-B1 Certificates) will not constitute “mortgage related securities” for purposes of SMMEA.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup